Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

CONTACT: Joe Dorame, Joe Diaz & Robert Blum

                      Lytham Partners, LLC

                      602-889-9700

INFUSYSTEM HOLDINGS, INC. REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

First Quarter 2016 Total Revenues UP 14%; Gross Profit UP 10%;

MADISON HEIGHTS, MICHIGAN, May 10, 2016—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, today reported financial results for the first quarter ended March 31, 2016.

Highlights for the first quarter of 2016 included:

•	Net Revenues totaled $19.0 million, an increase of 14%, versus the first quarter 2015 net revenues of $16.7 million;

•	Net Collected Revenues increased 11% to $17.3 million, over last year’s comparable quarter;

•	Gross profit increased 10% to $13.3 million;

•	Net Income increased to $0.5 million, or diluted EPS of $0.02, compared to first quarter 2015 net loss of $0.4 million, or diluted EPS loss of $(0.02);

•	AEBITDA increased 5% to $4.1 million;

•	Purchased $3.1 million of medical equipment in rental service to serve new rental business anticipated for the remainder of 2016.

Management Discussion

Eric K. Steen, chief executive officer of InfuSystem, said, “We are pleased with the strong financial performance in the first quarter, as we achieved double-digit top and bottom-line growth. During the quarter, we achieved records in net revenues, rental revenue, net collected revenue, gross profit, AEBITDA and net income growth. I am particularly pleased that the Company has reported profitability in 14 of the last 15 quarters. While the first quarter is historically our slowest period, infusion pump rental revenue for the first quarter of 2016 was up 14%; driven by a 34% increase in our direct rental business to hospitals, home infusion and long-term care, and a 9% increase in oncology pump rentals to third-party payors. We are off to a very good start in 2016.”

Mr. Steen continued, “Our strategic initiatives to invest in information technology and to diversify our revenue stream with pain management and disposable infusion products are gaining traction and were meaningful contributors to the quarter’s results. We now have 27 pain management surgical facility customers and we expect that will continue to grow in the coming quarters and years.

“During the quarter, we entered into an agreement to purchase certain assets of InfusAID, including approximately 300 infusion pumps, that will be added to our fleet of pumps, and we will inherit 18 medical facility relationships that will be converted to InfuSystem customers. The overall InfuSystem Oncology pump rental fleet currently totals more than 35,000 pumps in more than 1,700 medical facilities throughout North America and our entire fleet of infusion pumps currently totals over 64,000 pumps, which serves via rent, lease or sale, all of our customers throughout North America.”

“I am extremely pleased with the smooth and rapid rollout of our new EXPRESS system,” added Mr. Steen, “as we now have over 1,000 medical facilities converted to our new connectivity system. InfuSystem EXPRESS connects seamlessly into both our internal billing and pump management systems, delivering significant operating efficiencies to both our clinic and hospital customers and our billing and customer service teams by eliminating duplicate data entry and errors associated with human input. Also, we are directly integrated to the electronic medical record system with over 90 clinics - and soon to be 100 – with our InfuBus™ integration engine. Our growing roster of customers appreciate the value and efficiency that our state of the art systems bring to their operations.”

Mr. Steen concluded, “We turned in a very solid performance in the first quarter of 2016. I am proud of the focus of all our employees to continue to be as efficient and effective as possible in serving our existing customers and welcoming new customers with the kind of high touch service that sets InfuSystem apart. We look forward to building on these outstanding results throughout the rest of the year.”

First Quarter Results

Revenues in the first quarter of 2016 were $19.0 million, up $2.3 million, or 14%, from $16.7 million in the first quarter of 2015. Rental revenue increased 14% to $17.2 million; revenue from product sales increased 14% to $1.8 million from the first quarter of 2015. The increase in revenues can be attributed to greater rental volume with new and existing sites of therapy and additional revenue of approximately $0.9 million from our Ciscura acquisition.

Net Collected Rental Revenues increased 11% to $15.5 million versus $14.0 million in the comparable quarter of 2015. Bad debt increased slightly to $1.7 million for the first quarter based on $2.1 million of additional revenue.

The net income in the first quarter of 2016 was $0.5 million, equal to $0.02 per diluted share, compared to a net loss of $0.4 million, or a loss of $(0.02) per diluted share, in the same prior year period. Adjusted net income, excluding non-recurring items was $0.6 million, or $0.02 per diluted share, compared to $0.7 million, or $0.03 per diluted share for the same prior year period.

Gross profit for the first quarter of 2016 was $13.3 million, an increase of 10%, compared to $12.1 million for the same prior year period. As a percentage of revenues, gross profit equaled 70.0% of total revenues in the first quarter compared to 72.0% in the prior year’s comparable quarter.

For the first of quarter of 2016, general and administrative (“G&A”) expenses were $6.7 million, an increase of $0.7 million, or 12%, compared to $6.0 million for the same prior year period. The increase in G&A expenses versus the same prior year period was mainly attributable to increases in spending on information technology of $0.5 million and increases in depreciation and professional fees of $0.1 million each.

Other expenses for the first quarter of 2016 were $0.3 million compared to $2.3 million for the same period in 2015. This decrease was mainly attributable to expenses of $1.6 million related to the write-off of deferred financing costs, of which $1.1 million was a noncash charge, as a result of the extinguishment of long-term debt. Selling and marketing expenses for the 2016 first quarter were $2.8 million compared to $2.7 million for the first quarter of 2015.

Adjusted EBITDA was $4.1 million, an increase of 5% for the first quarter of 2016 compared to $3.9 million for the same period in 2015. The Company utilizes Adjusted Net Income and Adjusted EBITDA as a means to measure its operating performance. A reconciliation from GAAP operating measures to Adjusted Net Income and Adjusted EBITDA, both non-GAAP measures, can be found in the appendix.

Financial Condition

Net cash provided by operations for the three months ended March 31, 2016, was $0.3 million compared to net cash used of $1.4 million for the same prior year period. The increase in cash is primarily due to higher amounts of non-cash expenses (such as the provision for doubtful accounts, deferred income taxes and depreciation and amortization) in the current period, as well as an increase in accounts payable and other liabilities. The company invested approximately $3.1 million in medical equipment during the quarter in anticipation of additional rental business throughout the remainder of 2016.

As of March 31, 2016, the Company maintained cash and cash equivalents of $0.6 million and $6.2 million of net availability under the Revolver compared to $0.8 million and $9.9 million, respectively, at December 31, 2015. Jonathan P. Foster, chief financial officer of InfuSystem, said, “We are extremely pleased with the increase in recurring rental revenues by 14%. However, such growth will result in lower liquidity as we invest for even more growth - as evidenced by purchasing $3.1 million of pumps in the first quarter. Management is focused on reducing working capital needs and will continue to try to match long-term assets with long-term debt.”

Guidance

The Company maintains its guidance for the year of high single digit net collected revenue growth.

Conference Call

The Company will conduct a conference call for investors on Wednesday, May 11, 2016 at 11:00 a.m. Eastern Time to discuss first quarter results. Eric K. Steen, chief executive officer, Jan Skonieczny, chief operating officer, and Jonathan P. Foster, chief financial officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (800) 446-1671 and use the confirmation number 42429277. The release will be available on most financial websites. Additionally, a Web replay will be available on the Company’s website for 30 days.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including our Form 10-Q for the first quarter of 2016. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date of this report. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands, except share data)	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$569	$818
Accounts receivable, less allowance for doubtful accounts of $5,058 and $4,737 at March 31, 2016 and December 31, 2015, respectively	15,359	14,206
Inventory	2,622	1,916
Other current assets	1,087	861
Deferred income taxes	2,743	2,743

Total Current Assets	22,380	20,544
Medical equipment held for sale or rental	2,426	2,277
Medical equipment in rental service, net of accumulated depreciation	29,799	27,837
Property & equipment, net of accumulated depreciation	2,308	2,370
Intangible assets, net	31,833	31,534
Deferred income taxes	11,158	11,502
Other assets	260	251

Total Assets	$100,164	$96,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,014	$6,586
Current portion of long-term debt	5,177	5,060
Other current liabilities	2,462	3,641

Total Current Liabilities	15,653	15,287
Long-term debt, net of current portion	32,433	29,750

Total Liabilities	$48,086	$45,037

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,767,052 and 22,569,392, respectively, as of March 31, 2016 and 22,739,550 and 22,541,890, respectively, as of December 31, 2015	2	2
Additional paid-in capital	91,543	91,238
Retained deficit	(39,467)	(39,962)

Total Stockholders’ Equity	52,078	51,278

Total Liabilities and Stockholders’ Equity	$100,164	$96,315

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
(in thousands, except share and per share data)	2016	2015
	(Unaudited)
Net revenues:
Rentals	$17,238	$15,139
Product sales	1,806	1,586

Net revenues	19,044	16,725
Cost of revenues:
Cost of revenues - Product, service and supply costs	3,506	3,015
Cost of revenues - Pump depreciation and loss on disposal	2,231	1,621

Gross profit	13,307	12,089

Selling, general and administrative expenses:
Provision for doubtful accounts	1,747	1,194
Amortization of intangibles	912	631
Selling and marketing	2,815	2,737
General and administrative	6,669	5,975

Total selling, general and administrative:	12,143	10,537

Operating income	1,164	1,552
Other income (expense):
Interest expense	(305)	(672)
Loss on extinguishment of long term debt	—	(1,599)
Other income	20	19

Total other expense	(285)	(2,252)

Income (loss) before income taxes	879	(700)
Income tax (expense) benefit	(384)	285

Net income (loss)	$495	$(415)

Net income (loss) per share:
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)
Weighted average shares outstanding:
Basic	22,548,538	22,308,730
Diluted	23,039,256	22,308,730

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
(in thousands)	2016	2015
	(Unaudited)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$337	$(1,392)

INVESTING ACTIVITIES
Purchases of medical equipment and property	(3,274)	(3,670)
Proceeds from sale of medical equipment and property	884	1,118

NET CASH USED IN INVESTING ACTIVITIES	(2,390)	(2,552)

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(15,369)	(39,180)
Cash proceeds from revolving credit facility	17,081	45,980
Debt issuance costs	—	(147)
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(33)	—
Cash proceeds from stock plans	125	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,804	6,653

Net change in cash and cash equivalents	(249)	2,709
Cash and cash equivalents, beginning of period	818	515

Cash and cash equivalents, end of period	$569	$3,224

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP RECONCILIATION

(UNAUDITED)

NET (LOSS) INCOME TO ADJUSTED EBITDA:

	Three Months Ended
	March 31,
(in thousands)	2016	2015
Net income (loss)	$495	$(415)
Adjustments:
Interest expense	305	672
Income tax expense (benefit)	384	(285)
Depreciation	1,643	1,103
Amortization	912	631

EBITDA	$3,739	$1,706
Stock compensation	213	287
Loss on early extinguishment of long term debt	—	1,599
Strategic alternative/transition costs	100	255

EBITDA - Adjusted	$4,052	$3,847

OPERATING INCOME TO ADJUSTED NET INCOME:
	Three Months Ended
	March 31,
(in thousands)	2016	2015
Operating income	$1,164	$1,552
Adjustments:
Strategic alternative/transition costs	100	255
Interest expense	(305)	(672)
Other income	20	19

Income before income taxes - adjusted	$979	$1,154
Income tax expense	428	470

NET INCOME - adjusted	$551	$684

Net (loss) income per share:
Basic	$0.02	$0.03
Diluted	$0.02	$0.03
Weighted average shares outstanding:
Basic	22,548,538	22,308,730
Diluted	23,039,256	22,308,730